Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 13, 2017 and effective as of June 5, 2017 (the “Effective Date”), is entered into by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York, a Delaware corporation (the “Company”) and Ronald E. Pipoly, Jr., an individual residing at 6571 Deer Haven Drive, Concord, Ohio 44077 (“Executive”).
WITNESSETH
WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated as of March 1, 2010, as amended (the “Prior Agreement”) pursuant to which Executive served as the Chief Financial Officer of the Company; and
WHEREAS, the Company and Executive desire to enter into this Amended and Restated Employment Agreement (this “Agreement”), which is intended to replace and supersede the Prior Agreement in its entirety, in order to set forth the terms and conditions of Executive’s continued employment with the Company on and after the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.
Duties and Responsibilities.  From and after the Effective Date, Executive shall serve as the Executive Vice President – Finance, of the Company.  The duties and responsibilities of Executive shall be those of a senior executive of the Company as the same shall be assigned to him, from time to time, by the Board of Directors of the Company (the “Board”) and on a day-to-day basis by the Chief Financial Officer and Chief Executive Officer of the Company.  Notwithstanding the foregoing, Executive’s duties shall include, but not be limited to, (i) supporting the Company and the Company’s Chief Financial Officer in the timely preparation of the Company’s consolidated financial statements and filing of the Company’s periodic reports with the Securities and Exchange Commission (the “SEC”), (ii) facilitating the transition of Executive’s historic duties and responsibilities to the Chief Financial Officer, (iii) supporting the Company’s efforts to remediate material weaknesses previously identified in the Company’s annual report on Form 10-K filed for the year ended December 31, 2016 (the “2016 Financial Statements”) and (iv) cooperating fully with any action, claim, demand, suit, litigation, arbitration proceeding, administrative or regulatory proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, or any investigation, examination, inquiry or audit by or before any federal or state regulatory body with jurisdiction over the Company.

Executive recognizes that, during the period of his employment hereunder, he owes an undivided duty of loyalty to the Company (for avoidance of doubt, in this section and throughout this Agreement, the term “Company” includes all subsidiaries and affiliates of the Company and all entities under common control with the Company) and agrees to devote all of his business time and attention to the performance of his duties and responsibilities and to use his best efforts to promote and develop the business of the Company.  Subject to the approval of the Board, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments, in each case which do not present any material conflicts of interest with the Company.
If requested by the Company, Executive shall serve as a member of the board of directors (or comparable managing body) of any of the Company’s affiliates to which he may be elected, in each case, without additional compensation.  Executive also shall serve, without additional compensation, as an officer of such affiliates of the Company as he may be appointed.

2.
Employment Period. For a period of two (2) years, commencing on the Effective Date hereof and ending on June 4, 2019 (the “Employment Period”), the Company hereby employs Executive in the capacities set forth in Section 1. Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Employment Period. This Agreement shall renew for an additional one-year period (the “Renewal Period”) unless one of the parties provides written notice to the other more than ninety (90) days prior to the end of the Employment Period that the party will not renew the Agreement. The Employment Period and any Renewal Period shall hereinafter be referred to as the “Employment Period”.

3.	Compensation and Benefits.

(a)	Salary. The Company shall pay Executive a salary at the rate of Seven Hundred Thousand Dollars ($700,000) per annum (“Salary”), payable in accordance with the Company’s normal payroll process.

(b)	Calculated Bonus. Executive shall be eligible to receive a cash bonus as follows:
(i) $500,000 (the “First Quarter Bonus”) for the quarter ended March 31, 2017;
and

(ii)	$500,000 (each an “Additional Quarterly Bonus”) for each of the quarters ended June 30, 2017 and September 30, 2017.
In order to receive any applicable Additional Quarterly Bonus pursuant to this Section 3(b)(ii), the Form 10QAs (defined below) shall have been filed with the SEC. The receipt of each Additional Quarterly Bonus shall be subject to the satisfaction of the following criteria in connection with the applicable Additional Quarterly Bonus: (A) timely filing (without extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended) with the SEC of the Company’s quarterly report on Form 10-Q for such bonus period (each a “Periodic Report”), (B) no further errors requiring a restatement of the Company’s consolidated financial statements and (C) no identification of a material weakness in the Company’s internal control over financial reporting, other than any error previously identified in the 2016 Financial Statements. The Compensation Committee of the Board shall, in its sole discretion, with the recommendation of senior management of the Company, determine whether the criteria set for this in this Section 3(b) have been met. For the avoidance of doubt, if it is determined that the criteria have not been met, then no Additional Bonus Amount shall be earned, due or owning for the applicable period.

(c)
Payments. The First Quarter Bonus shall be paid on the earlier of (i) June 30, 2017 or (ii) five (5) business days after the last filing of the Form 10QAs with the SEC for the three and six month periods ending June 30, 2016 and for the three and nine month periods ending September 30, 2016 (the “Form10QAs”). Any Additional Quarterly Bonus shall be paid within thirty (30) days after the filing of the applicable Periodic Report. All payments made pursuant to this Section 3(c) shall be conditioned upon Executive remaining employed by the Company on the date such bonus is payable.

(d)
Discretionary Bonus. Executive may also receive other bonus payments determined at the sole discretion of the Board. The Company may, in its sole discretion, pay any discretionary bonus referred to in this subsection in a combination of cash and equity or equity-based award pursuant to the terms and conditions of the Company’s 2010 Omnibus Incentive plan, as amended or any successor plan; provided however that no less than 1/3rd of any discretionary bonus shall be payable in equity or equity-based award.

(e)	Taxes and Withholding. All amounts payable to Executive hereunder shall be subject to all required taxes and permitted withholding by the Company.

(f)	Benefits. Executive shall also be entitled to the following benefits:

(i)
four (4) weeks of paid vacation for each twelve (12) months of the Employment, or such greater period as may be approved from time to time by the Board.  Unused vacation time shall not be carried over to any subsequent calendar year;

(ii)	paid holidays and any and all other work-related leave (whether sick leave or otherwise) as provided to the Company’s other executive employees; and

(iii)
participation in such employee benefit plans to which senior executive employees of the Company, their dependents and beneficiaries generally are entitled during the Employment Period and, including, without limitation, health insurance, disability and life insurance, retirement plans and other present or successor plans and practices of Company, as in effect from time to time, for which executive employees, their dependents and beneficiaries are eligible.

4.
Reimbursement of Expenses.  The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time.

5.
Disability.  In the event that Executive shall be unable to perform because of illness or incapacity, physical or mental, all the functions, duties and responsibilities to be performed by him hereunder for a consecutive period of three (3) months or for a total period of four (4) months during any consecutive twelve (12) month period, the Company may terminate this Agreement effective on or after the expiration of such period (the “Disability Period”) upon five (5) business days’ written notice to Executive specifying the termination date (the “Disability Termination Date”).  Disability under this paragraph shall be determined by a physician who shall be selected by the Company and approved by Executive.  Such approval shall not be unreasonably withheld or delayed, and a physician shall be deemed to be approved unless he or she is disapproved in writing by Executive within ten (10) days after his or her name is submitted.  The Company may obtain disability income insurance for the benefit of Executive in such amounts as the Company may determine.  Subject to Executive’s execution of an effective and irrevocable general release of claims in a form provided by the Company, Executive shall be entitled to receive his Salary payable for the remainder of the Employment Period or one year, whichever is greater, at the rate in effect immediately before such termination and any reimbursement of expenses due him through the date of termination, except that Salary shall be offset by the amount of any long term disability benefits the Company may have elected to provide for him. The Company’s right to terminate Executive’s employment for disability is subject to the requirements of the Family Medical Leave Act, the Americans with Disabilities Act and applicable law.

6.
Death.  In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of death of Executive.  Subject to the execution of an effective and irrevocable general release of claims in a form provided by the Company, Executive’s heirs or legal representatives shall be entitled to receive his Salary payable for the remainder of the Employment Period or one year, whichever is greater, at the rate in effect immediately before such termination and any reimbursement of expenses due him through the date of termination.

7.
Termination. The Company may discharge Executive for Cause at any time.  “Cause” shall include:  (i) Executive’s habitual or gross negligence in the performance of Executive’s duties and responsibilities with the Company, including a failure by Executive to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (ii) any material breach by Executive of this Agreement or any other agreement with the Company or any of its affiliates to which Executive is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (iii) Executive’s breach of a fiduciary duty to the Company or failure to act in the best interests of the Company; (iv) the arrest (following an investigation of the facts which results in a determination by the Company of the Executive’s culpability) of, conviction of, or admission by, Executive for commission of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for the Company; (v) the commission by Executive of any acts of moral turpitude, including the commission by Executive of embezzlement, theft or any other fraudulent act; (vi) Executive’s violation of the Company’s policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (vii) any termination of Executive’s employment in connection with any inquiry, recommendation or request of a federal or state regulatory body with jurisdiction over the Company or as a result of a determination by the Board or the Audit Committee that the Executive is not able or qualified to fulfill the financial reporting responsibilities required of his position at the Company; or (viii) any termination of Executive’s employment as a result of a determination by the Board that the Executive is not fully cooperating with any action, claim, demand, suit, litigation, arbitration proceeding, administrative or regulatory proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, or any investigation, examination, inquiry or audit by or before any federal or state regulatory body with jurisdiction over the Company.  Any written notice by the Company to Executive pursuant to this paragraph 7 shall set forth, in reasonable detail, the facts and circumstances claimed to constitute Cause.  If Executive is discharged for Cause, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for Salary, annual bonus amounts, or any other compensation and benefits to Executive after the date of such discharge.

8.
Non-Disclosure of Confidential Information.  “Confidential Information” means any and all trade secrets and other information known by Executive about the Company’s business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives.  Confidential Information does not include (a) information generally known, other than through the breach of a confidentiality agreement with the Company, in the industry in which the Company engages or may engage, or (b) information that is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with jurisdiction to order Executive to disclose or make accessible such information.  Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive’s duties for the Company, to other persons as directed by the Board, or to any governmental agency with jurisdiction over the Company.  Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information and will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. Executive will notify the Company promptly and in writing of any circumstances of which Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.  “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.  Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be in breach of this Agreement and will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (y) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, drawings, diagrams, and printouts, including any tapes, discs or other forms of recorded information. If Executive violates any provision of this Section while this Agreement is in effect or after termination, the Company specifically reserves the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Section.

9.
Return of Corporate Property.  Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Executive concerning any information relating to the business of the Company, whether confidential or not, are the property of the Company.  Executive will deliver to the Company at the termination or expiration of the Employment Period, and at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company which includes, but is not limited to, any materials that contain, embody or relate to Confidential Information, Work Product (as defined in Section 10 below) or the business of the Company, which he may then possess or have under his control.

10.
Intellectual Property Rights.  Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive prior to or while employed by the Company (collectively, the “Work Product”) belong to the Company.  All Work Product created by Executive while employed by the Company will be considered “work made for hire,” and as such, the Company is the sole owner of all

rights, title, and interests therein.   All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement.  Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

11.	Restrictive Covenants.

(a)
Prohibited Activities.  In the course of the performance of Executive’s job responsibilities for the Company, Executive has obtained and will obtain extensive and valuable knowledge and information concerning the Company’s business (including Confidential Information). Accordingly, Executive agrees that he shall not (unless he has received the prior written consent of the Company), during the term of this Agreement and for a period of one year following the date of termination (the “Non-Compete Period”), directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person engage in any capacity or as an owner or co-owner of or investor in, whether as an independent contractor, consultant or advisor, or as a representative of any kind, in any business selling any products or providing any services in competition with the Company based on the lines of business being written by the Company as of the termination of this Agreement; provided, however, that Executive may own not more than five percent (5%) of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities association. Notwithstanding the foregoing, at the sole discretion of the Board, the Non-Compete Period may be extended for one additional year (such additional year, the “Extension Period”) provided that during the Extension Period (but not during the original Non-Compete Period) the Company will pay to Executive the Salary, payable in accordance with the Company’s normal payroll process.

(b)
Executive further agrees that he shall not (unless he has received the prior written consent of the Company), during the term of this agreement and for a period of three years following the date of termination (the “Non-Solicitation Period”):

(i)
hire or solicit for employment or call, directly or indirectly, through any person or firm, on any person who is at that time (or at any time during the one year prior thereto) employed by or representing the Company with the purpose or intent of attracting that person from the employ of or engagement by the Company;

(ii)	call on, solicit or perform services for, directly or indirectly through any person or firm, any person or firm that at that time is, or at any time within one year prior to that time was, a customer of the Company or any prospective customer that had received or, to the knowledge of Executive, was about to receive a business proposal from the Company, for the purpose of soliciting or selling any product or service in competition with the Company; or

(ii)
call, directly or indirectly through any person or firm, on any entity which has been called on by the Company in connection with a possible acquisition by the Company with the knowledge of that entity’s status as such an acquisition candidate, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or firm other than the Company.

(c)
 Reasonable Restraint.  The parties hereto agree that Sections 11(a) and 11(b) impose a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

12.
Construction.  If the provisions of paragraph 11 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with paragraph 14 is hereby authorized, requested, and instructed to reform such paragraph to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

13.
Injunctive Relief; Damages.  Executive agrees that violation of or threatened violation of any of paragraphs 8, 9, 10 or 11 would cause irreparable injury to the Company for which any remedy at law would be inadequate, and the Company shall be entitled in any court of law or equity of competent jurisdiction to preliminary, permanent and other injunctive relief against any breach or threatened breach of the provisions contained in any of said paragraphs 8, 9, 10 or 11 hereof, and such compensatory damages as shall be awarded.  Further, in the event of a violation of the provisions of paragraph 11, the Non-Compete Period (including any Extension Period) and Non-Solicitation Period referred to therein shall be extended for a period of time equal to the period that any violation occurred.

14.
Jurisdiction and Venue.  The Company and Executive hereby each consents to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without the State of New York, provided a reasonable time for appearance is allowed.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

15.
Indemnification.  To the fullest extent permitted by, and subject to, the Company’s Certificate of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive from and against any losses, damages or expenses (including reasonable attorney’s fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

16.
Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

17.
Successors to Company.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and the Company and any successor or assign of the Company, including, without limitation, any corporation acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term “Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.  The services to be provided by Executive hereunder may not be delegated nor may Executive assign any of his rights hereunder.

18.
No Restrictions.  Executive represents and warrants that as of the date of this Agreement Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder.

19.	Miscellaneous.

(a)
This Agreement constitutes the entire understanding of the parties with respect to the subject hereof, replaces and supersedes any prior employment agreement, written or oral, whether with the Company or other affiliates (specifically including the Prior Agreement), may be modified only in writing, is governed by laws of New York, without giving effect to the principles of conflict of laws thereof, and will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns.

(b)
The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(c)
All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing:

If to the Company:
AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, New York 10038
Attention: Chief Executive Officer
If to Executive:
Ronald E. Pipoly, Jr.
6571 Deer Haven Drive
Concord, Ohio 44077

(d)
In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

20.
Key Man Insurance Authorization.  At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy.  The Company will be required to pay all premiums due on such policies.  Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents.  Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

21.
Release. In exchange for the Company’s promises set forth in this Agreement, Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through him, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, joint ventures, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, and each of their respective officers, directors and employees, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”) completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which he may now have, whether known or unknown, intentional or otherwise against any of the Released Parties (the “Claims”), from the beginning of time to the Effective Date of this Agreement. Nothing in this Agreement is intended to waive claims: (i) that arise under any state’s workers’ compensation or unemployment laws; (ii) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies; (iii) for vested rights Executive may have under any ERISA-covered employee benefit plans as of the date Executive signs this Agreement; (iv) that may arise after Executive signs this Agreement; (v) to enforce or challenge the validity of this Agreement; or (vi) which cannot be released.

Notwithstanding any other term or provision of this Agreement, nothing in this Agreement is intended or shall be construed to prohibit Executive, with or without notice to the Company

(and/or any other Released Parties), from filing a charge with, directly communicating with or participating in any investigation or proceeding conducted by any local, state or federal agency regarding any possible law violation. Executive acknowledges and agrees, however, that, except with respect to any award pursuant to 15 U.S.C. §78u-6 or any award administered by the U.S. Occupational Safety and Health Administration, Executive waives any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by Executive or on Executive’s behalf.

22.
Section 409A. Notwithstanding any provision herein to the contrary, to the extent (a) any payments to which Executive becomes entitled under this Agreement constitute deferred compensation subject to Section 409A of the Internal Revenue Code (the “Code”), and (b) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s heirs or legal representatives in one lump sum. It is intended that each installment of the payments and/or benefits provided under the Agreement is a separate “payment” for purposes of Section 409A of the Code. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

23.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

	AMTRUST FINANCIAL SERVICES, INC.	EXECUTIVE

By:	/s/ Barry D. Zyskind	/s/ Ronald E. Pipoly, Jr.
	Name: Barry D. Zyskind Title: Chief Executive Officer	Ronald E. Pipoly, Jr.